                                                                      Exhibit 11





CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 8 to Registration Statement No. 33-42391 of Prudential Pacific Growth Fund, Inc. of our report dated December 12, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York
December 23, 1996